Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 9 to Registration Statement No. 333-150999 of our report dated February 12, 2010 (except for Note 19, as to which the date is April 5, 2010), relating to the financial statements and financial statement schedule of Metals USA Holdings Corp. and subsidiaries, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas

April 5, 2010